Exhibit 99.1
Robert C. Stempel, former CEO of General Motors Corp. and Energy Conversion
Devices, Inc, joins Board of Pacific Asia Petroleum, Inc.
FOR RELEASE: MONDAY, FEBRUARY 11, 2008; 9:00AM Eastern Time
Hartsdale, NY, February 11, 2008 — Pacific Asia Petroleum, Inc. (PFAP.PK) announced today it has appointed Robert C. Stempel to its Board of Directors, effective February 11, 2008. Mr. Stempel was the former Chairman and CEO of General Motors Corporation and Energy Conversion Devices, Inc. (“ECD”).
“Bob will be an excellent addition to our Board. His extraordinary commercial and leadership experience at both General Motors Corporation, one of the largest corporations in the world and his success at bringing commerciality to new clean energy technologies while Chairman at ECD, will be of tremendous value to our Company and its drive to sustainable profitability,” said Frank C. Ingriselli, Pacific Asia Petroleum, Inc. President and CEO.
Mr. Stempel added, “I am honored to have been appointed to the Board of Directors of Pacific Asia Petroleum, Inc. and look forward to playing an active role on the Board and on its Committees. I have worked with Frank Ingriselli for over 10 years and have been impressed with what he and Pacific Asia Petroleum, Inc. have been able to achieve over the last year. I look forward to working with the Company to profitably grow a portfolio of diverse assets that can leverage the Company’s unique position and management experience in Asia to not only substantially grow its asset base, but more importantly grow shareholder value.”
Mr. Stempel retired as Chairman and Chief Executive Officer from General Motors Corporation in November 1992. He was named Chairman and CEO in August 1990. Prior to serving as Chairman, he had been President and Chief Operating Officer of General Motors Corporation since September 1, 1987.
Mr. Stempel retired as Chief Executive Officer and Chairman of Energy Conversion Devices, Inc. effective, respectively, on August 31, 2007 and on December 11, 2007. Mr. Stempel became Chairman of Energy Conversion Devices, Inc. in December of 1995.
Mr. Stempel is a member of the National Academy of Engineering. He is also a Fellow of the Society of Automotive Engineers and the Engineering Society of Detroit, and a Life Fellow of the American Society of Mechanical Engineers. In October 2001 he was awarded the Golden Omega Award for important contributions to technical progress in the electrical/electronics field. In November 2001 he was awarded the Soichiro Honda Medal for significant engineering contributions in the field of personal transportation.
Mr. Stempel serves as Chairman of the National Commission Against Drunk Driving headquartered in Washington, D.C., and Chairman of the Council of Great Lakes Industries supporting the industrial and environmental activities of the Council of Great Lakes Governors. Mr. Stempel is also active in numerous community, educational and charitable groups.
About Pacific Asia Petroleum, Inc.
Pacific Asia Petroleum, Inc. was recently formed to engage in the business of oil and gas exploration, development, production and trading in Asia and the Pacific Rim countries, with a specific focus on developing a broad range of energy opportunities, including clean and environmentally friendly natural gas ventures, in The People’s Republic of China. The Company’s executive offices are located in Hartsdale, New York, and the Company also has offices located in Beijing, The People’s Republic of China.
For more information, go to: www.papetroleum.com
Contact:
Pacific Asia Petroleum, Inc. in New York, USA
George Unser: 914-472-6756
Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pacific Asia Petroleum, Inc. and its management are forward-looking statements. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our filings with the Securities and Exchange Commission.